Exhibit 10.11

FORM OF EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of January _________, 2008 (the “Effective Date”) between Andre Soussa (the “Executive”) and Global Payment Technologies, Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company desires to have the Executive accept employment in a management capacity with the Company and toward that end has requested that the Executive enter into an employment agreement with the Company;

WHEREAS, the Executive is willing to accept employment in a management capacity with the Company and enter into such an employment agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties contained herein, the parties hereto agree as follows.

1.	Employment Term.

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein. The employment of the Executive shall be for a term of two years commencing on the Effective Date and ending January_______, 2010__ (“Employment Period”). This agreement can be extended for a term of an additional year upon the agreement of both the Company and the Executive (“Option Period”). After the conclusion of the Employment Period and the Option Period, the terms of this Agreement will have no further force or effect.

2.	Position and Duties.

(a)     The Executive shall occupy the position of Chief Executive Officer for the Company reporting to the Company’s board of directors. The Executive shall have and be entitled to exercise all such powers and authorities normally available to a Chief Executive Officer. In particular, the Executive shall be responsible for the setting of the Company’s strategic plan for implementation by the Company’s President and other senior managers and for the overall management and administration of the company and its affairs. Subject always to the proper performance of his role and duties under this agreement, the Executive shall be responsible for determining the times and manner in which his role and duties shall be performed and he shall have no obligation to devote any particular times, or any particular minimum period of time, to the performance of his duties. The Executive shall report to the Company’s board of directors.

(b)     The Executive’s best efforts shall be devoted to the diligent, faithful, efficient and competent performance of the Executive’s duties and responsibilities hereunder . Executive will not engage in conduct that can reasonably be expected to prejudice or injure the reputation of the Company or any of its affiliates in any way. The Executive shall act at all times to advance the interests of the Company and its affiliates.

(c)	For the purposes of clause 2(b), it is acknowledged that:

(i)        the Executive is presently the Chief Executive Officer of Global Payment Technologies Australia Pty Limited (“GPA”), the Company’s Australian distributor and major customer, and of Ecash Pty Limited (and its subsidiaries);

(ii)       the continued and successful operations of that Australian distributor and its continued purchase and distribution of the Company’s products are in the Company’s best interests; and

(iii)      the continued and successful operations of Ecash group may provide scope for a strategic partnership between the Ecash group and the Company and accordingly is in the Company’s best interests.

Accordingly, the Executive shall be deemed not to be in breach of clause 2(b) by virtue of any thing done, or any time spent, by him in his roles of Chief Executive Officer of that Australian distributor and of the Ecash group while ever he continues to hold those roles (or either of them). For the avoidance of any doubt, this clause 2(c) is not indented to and shall not absolve the Executive of any responsibility to prefer the interests of the Company and to avoid interests conflicting with the interests of the Company; however it is expressly agreed that dealings between the Company and its Australian distributor and/or the Ecash group on an arms-length commercial basis, and any role taken in such by the Executive shall be permitted and shall not be deemed by the parties to place the Executive in a position of conflict of interest.

3.	Termination.

(a)      Death. This Agreement and the Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)      Cause. The Company may terminate the Executive’s employment hereunder for Cause, upon notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean (i) a material breach by Executive of any of the terms of this Agreement, (ii) failure by the Executive to devote all business time exclusively to the performance of Executive’s duties hereunder (subject to clause 2(c)), (iii) willful misconduct, (iv) dishonesty, (v) alcoholism or addiction to a controlled substance or a prescribed drug, (vi) conviction of a felony or misdemeanor or their equivalent under local law, (vii) habitual or gross negligence in the performance of Executive’s duties, (viii) the willful and continued failure by the Executive to substantially perform Executive’s duties, (ix) failure to abide by instructions received from the Board of Directors of the Company that are consistent with the terms of this Agreement, or (x) the material or repeated violation of policies and practices adopted by the Company. Termination for Cause under (i), (ii), (iii), (vii), (viii), (ix) and (x) above shall occur only after written notice of such breach, failure or violation and failure by the Executive to cure such breach, failure or violation within ten days of the written notice, and in all other cases above upon written notice.

(c)      Disability. This Agreement may be terminated by the Company, upon notice to the Executive, if as a result of the Executive’s disability due to physical or mental illness or injury, the Executive shall have been unable to perform adequately Executive’s duties for thirty consecutive calendar days.

(d)      Termination by the Executive. The Executive may voluntarily terminate employment hereunder at any time after the Effective Date by giving the Company ninety days prior written notice of intention to terminate. The Company may designate any day within the ninety-day notice period as Executive’s last day of active employment. If the day so designated by the Company is less than thirty days from the date the Executive provides notice of intention to terminate, the Company will pay the Executive for the balance of the ninety days.

(i)        If the Executive voluntarily terminates employment due to a sale of the Company, payments and benefits will be provided to the Executive in accordance with paragraphs 6(b)(i) – 6(b)(iv).

(e) The Executive may voluntarily terminate employment hereunder by written notice with immediate effect in the event that during the first 18 months of the Employment Period persons designated by Exfair Pty Limited cease to comprise a majority in number of the Company’s board of directors as a result of action taken by any party other than Exfair Pty Limited or Executive. On termination pursuant to this paragraph, payments will be provided to the Executive in accordance with paragraph 6(b)(i) (but at 50% of the rates provided for in that paragraph) and benefits shall be provided to the Executive in accordance with paragraphs 6(b)(ii)-(iv).

4.	Place of Employment.

The Executive shall perform the duties and responsibilities contemplated hereunder based at Global Payment Technologies Australia Pty Ltd’s offices in Sydney, New South Wales, Australia, except for required travel on the Company’s business.

5.	Compensation and Benefits.

(a)      Base Salary. During the Employment Period, the Company shall pay or cause to be paid to the Executive as compensation for services hereunder a base salary at the rate of $300,000 per annum (“Base Salary”) less appropriate deductions (including legally required withholdings and elective deductions), and payable in accordance with the Company’s general payroll practice.

In order to preserve cash for the Company in the first year of the Employment Period the Executive agrees (if requested by the Company) to receive payment of Salary in the following way

Months 1-6 of Employment Term - monthly salary payment at half that rate provided for above

Months 18 – 24 of Employment Term – monthly salary payment of double that rate provided for above (to make up for the reduction in months 1 - 6).

Otherwise, at the rate provided for above.

(b)        Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs which are from time to time made available to similarly situated employees of the Company.

(c)        Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable and customary expenses including travel, hotel and motor vehicle expenses actually incurred by Executive in the performance of Executive’s duties (in accordance with Company policies and procedures in effect from time to time), provided that any such expenses shall be reimbursable only to the extent that the Executive properly accounts for them in accordance with Company policy

(d)      Vacations, Holidays and Personal Days. The Executive shall be entitled to absent himself from the Company’s business and the performance of his role for three weeks per annum (“Paid Time Off”) in accordance with the Company’s policy for paid vacation and holidays and personal days in effect from time to time for similarly situated employees of the Company.

(e)      Stock Options. Executive will be awarded options to purchase 500,000 shares of Company’s Common Stock, par value $.01 per share, subject to and in accordance with the terms of the Company’s 2006 Stock Option Plan.

6.	Payments Due Upon Termination.

(a)      Death or Disability. In the event the Executive’s employment is terminated due to the Executive’s death or disability as defined in paragraph 3(c) above, Executive’s right to further compensation and benefits under this Agreement shall cease and all options held by the Executive shall be subject to the terms of the applicable plan and option award agreement. The Executive shall also remain entitled to any unpaid compensation and benefits accrued prior to such termination of employment and to any expense reimbursement entitlement at the date of such termination.

(b)      Other Termination. In the event the Company terminates the Executive’s employment during the Employment Period for reasons other than those specified in paragraphs 3(a) through 3(c), the Company agrees to provide the Executive the following payments and benefits which shall be referred to as the “Termination Arrangement.” If the Executive obtains employment inside the Company or its affiliates during the period the Executive is receiving payments and benefits pursuant to the Termination Arrangement, any and all payments or benefits required pursuant to the Termination Arrangement will cease.

(i)        Executive will be paid whatever Base Salary he is owed for the balance of the Employment Period.   The payments provided pursuant to this paragraph will be reduced by appropriate payroll deductions (including legally required withholdings and elective deductions) and will be paid in accordance with the Company’s general payroll practice over a period ending on the last day of the Employment Period (the “Separation Period”).

(ii)       Executive will be eligible for continued benefits coverage during the Separation Period or until Executive obtains new employment, whichever occurs first, in accordance with Company policy in effect from time to time, and will be eligible for continued group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) thereafter to the maximum extent permitted under applicable law and if otherwise covered by GPA. If Executive is not eligible under COBRA, then the Company will purchase equivalent medical coverage or reimburse Executive for such coverage to the extent not covered by GPA.

(iii)      Existing awards made under the plans and programs of the Company in effect from time to time will be subject to the terms of the applicable plan and option award agreement. During the Separation Period, Executive shall have the right to exercise options which by their terms are then still exercisable subject to the terms and overall administration of applicable plans and awards. For options held by Executive which will not have become vested or exercisable on or before the end of the Separation Period, they will be, in accordance with their terms, canceled and terminated and all eligibility for payments pursuant thereto will cease at the end of the Separation Period.

(iv)      Executive will receive payment for accrued but unused Paid Time Off as of Executive’s last day of active employment.

(c)      Voluntary Termination or Termination for Cause. In the event Executive voluntarily terminates employment hereunder or the Company terminates the Executive’s employment during the Employment Period for a reason specified in paragraph 3(b), Executive’s right to further compensation and benefits under this Agreement shall cease. The Executive shall, however, remain entitled to any unpaid compensation and benefits accrued prior to such termination of employment and to any expense reimbursement entitlement as of the date of such termination. Options vested at the time of termination shall be exercisable in accordance with the terms of the applicable plans. Options which have not become vested will be cancelled and terminated.

(d)      Agreement and Release. The Termination Arrangement, except for COBRA eligibility or equivalent and vacation pay, is contingent upon the Executive signing an agreement and release of claims which will be provided by the Company at the time of termination of employment. The Termination Arrangement is in lieu of any other severance amounts available under any severance plan or policy of the Company and shall be deemed to include any local, state or federal statutory or common law employment separation payments or notification pay including, without limitation, payments under the federal Worker Adjustment and Retraining Notification Act.

(e)      Sale of Business. In the event the merger, acquisition, sale, transfer or other disposition of the Company results in the Executive’s loss of employment with the

Company, the Company will have no obligation under the Termination Arrangement if the Executive either (i) is offered employment at the same base salary and on substantially similar terms with similar duties and responsibilities by a successor organization, or (ii) accepts employment by a successor organization at any salary.

(f)       Non-Renewal. If at the end of the Employment Period, the Executive does not continue to remain employed by the Company, Executive must exercise all exercisable options in accordance with the terms of the applicable plans and option award agreements. No severance shall be made by the Company pursuant to the other provisions of this paragraph 6.

7.	Offices.

The Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices, or as an officer or a director of the Company, or any of its respective subsidiaries or affiliates.

8.	Compliance with Code of Conduct and Non-Disclosure.

(a)     The Executive agrees that during the Employment Period, the Executive shall comply with the code of conduct of the Company, as in effect from time to time, and that after the termination of employment with the Company the Executive remains subject to the provisions of the Company’s confidentiality provisions.

(b)     During the Employment Period and thereafter, the Executive shall not, without the written consent of the Board of Directors of the Company or a person authorized thereby, disclose or use (except in the course of employment hereunder and in furtherance of the business of the Company, its parent or their subsidiaries and affiliates) any confidential information or proprietary data of the Company, or its subsidiaries or affiliates, including without limitation, information relating to suppliers, customers, customer lists, client relationships, marketing strategies, finances, product features, and technology. Confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information not considered by the Company as confidential or of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company, its parent, or their subsidiaries or affiliates; provided, however, that, in this regard, the Executive shall be solely responsible for inquiring as to and verifying with the Company the status of any particular Company information prior to any disclosure. Confidential information shall also not include or any information known to the Executive or to Global Payment Technologies Australia Pty Limited prior to the Effective Date unless such information shall have been provided to the Executive or GPTA on a confidential basis. The agreement made in this paragraph 9(b) shall be in addition to and not in limitation or derogation of any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company, its subsidiaries and affiliates and shall be subject to any other written agreement between the Company and either the Executive or Global Payment Technologies Australia Pty Limited to the intent that this Agreement shall not limit the right of the Executive or Global Payment Technologies Australia to enjoy or enforce any other such agreements.

(c)     Executive agrees that upon termination of the Executive’s employment with the Company, for any reason, voluntary or involuntary, with or without Cause, the Executive will relinquish all titles and authorities and immediately return to the Company any property, customer lists, information, forms„ formulae, plans, documents or other written or computer material, software or firmware, or copies of the same, belonging to the Company, its subsidiaries or affiliates, or any of their customers, within Executive’s possession, and will not at any time thereafter copy or reproduce the same. Executive also agrees not to retain or use for Executive’s account at any time any trade name, trademark, service mark, or other proprietary business designation used or owned in connection with the business of the Company, or its subsidiaries or affiliates.

(d)     Executive agrees that all inventions, designs, improvements, writings and discoveries made by the Executive during the Employment Period relating solely to the business of the Company shall belong to and remain the exclusive property of the Company and shall be deemed to be a work made for hire and made in the course of services rendered, with the Company having the right to obtain, hold and renew, in its own name, patents, copyrights, registrations or other appropriate protection. To the extent that any such material may not be deemed a work made for hire, the Executive hereby irrevocably assigns to the Company all the Executive’s right, title and interest therein and agrees to execute any and all documents necessary to effect transfer and/or to assign to the Company such ownership rights. The Executive shall cooperate and assist the Company at the Company’s cost and expense in obtaining and maintaining such applicable legal protections and shall execute all documents and do all things necessary to vest the Company with full and exclusive right, title and interest thereto, and protect the same against infringements by others, all at the Company’s cost and expense.

(e)     During the Separation Period, the Executive will not at any time denigrate the Company, its parent or their subsidiaries or affiliates or any of their respective products, properties, directors, officers, employees or agents including, without limitation, by way of interviews or the expression of personal views, opinions or judgments to the news media, provided that nothing herein shall prevent the Executive from giving truthful testimony in a sworn deposition or other legal or administrative proceeding.

9.	Successors and Assigns.

This Agreement and all rights hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees and by the Company’s successors and assigns. This Agreement is personal in nature and the Executive shall not assign or transfer this Agreement or any right or obligation hereunder to any other person. The Company, however, may assign or transfer this Agreement and any of its rights or obligations hereunder to a subsidiary, parent, affiliate or successor organization or entity without the consent of the Executive.

10.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive law but not the choice of law rules of the State of New York.

11.	Jurisdiction for Legal Actions.

The Company and the Executive agree that any legal action commenced by either party to resolve any dispute arising under this Agreement will be resolved only in the courts of the State of New York in accordance with Section 5-1.402 of the General Obligations Law of the State of New York or in the courts of the United States of America for the Southern District of Now York, and that each party irrevocably submits to the personal jurisdiction of such courts and each party hereby waives any and all objections as to venue, inconvenient forum and the like.

12.	Notice.

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given or delivered when sent by facsimile or mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Andre Soussa

Level 1, 13-15 Lyon Park Road

North Ryde NSW 2113

Australia

Facsimile +612 9887 8602

If to the Company:

Global Payment Technologies, Inc.

170 Wilbur Place

Bohemia, NY 11716

Attention:	President
Facsimile:	631-563-2630

With a copy to:

Troutman Sanders LLP

405 Lexington Avenue

New York, NY 10174

Attention:	Edward R. Mandell
Facsimile:	(212) 704-6160

or to other such address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

13.	Amendment.

No amendment, modification, or waiver of this Agreement or any of its provisions shall be binding upon either parity unless made in writing and signed by both parties.

14.	Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not acct the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity or unenforceability of any portion of any provision of this Agreement affect the validity or enforceability of the balance of such provision.

15.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

16.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof (being the Executive’s employment by the Company), and supersedes all other prior agreements, understandings and arrangements between the parties hereto with respect to that subject matter, all of which are merged herein. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein or incorporated herein by reference.

17.	Waiver.

The observation or performance of any condition or obligation imposed upon the Executive hereunder may be waived only upon the written consent of the Company’s board of directors. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of the Executive under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written above.

Global Payment Technologies, Inc. By: Name: Title:	Andre Soussa Signature: